Exhibit 10.20

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 6, 2016, and is entered into by and between CHANGE HEALTHCARE OPERATIONS, LLC (formerly known as EMDEON BUSINESS SERVICES LLC), a Delaware limited liability company (the “Company”, which shall include its subsidiaries and affiliates) and Douglas Ghertner (“Employee”).

WHEREAS, the Employee is party to that certain employment agreement dated November 25, 2014 (the “Prior Agreement”); and

WHEREAS, the Company wants to provide Executive with a new Agreement, which Agreement shall supersede in its entirety the Prior Agreement according to the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein (including, without limitation, the Company’s continued employment of Employee and the advantages and benefits thereby inuring to Employee) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1. Employment of Employee. The Company hereby employs Employee as Executive Vice President, Chief Sales Officer and President, Engagement Solutions, of the Company, and Employee hereby accepts such employment with the Company on the terms set forth herein. Employee will report to the Chief Executive Officer of the Company and perform such duties and services for the Company as may be designated from time to time, by the Company. Employee shall use his best and most diligent efforts to promote the interests of the Company and shall devote all of his business time and attention to his employment under this Agreement. Employee acknowledges that he may be required to travel in connection with the performance of his duties. Notwithstanding the above, nothing herein shall preclude Employee from (i) serving, with the prior consent of the Chief Executive Officer, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) above shall be limited so as not to interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

2. Compensation and Benefits.

2.1 Salary. Employee shall be paid for his services during the Employment Period (as defined below) a base salary at the annual rate of $343,750.00. Any and all increases to Employee’s base salary (as it may be increased, the “Base Salary”) shall be determined by the Board (or such committee as may be designated by the Board) in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than bi-monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

2.2 Bonus. During the Employment Period, Employee shall be eligible to receive an annual bonus, the target of which is seventy percent (70%) of Base Salary, which amount shall be determined by the Company in its sole discretion (the “Annual Bonus”). Such Annual Bonus, if any, shall be based on both the performance of the Employee and the Company and, except as otherwise determined by the Company, shall be payable at such time as bonuses are paid generally so long as Employee remains in the employ of the Company on the payment date.

2.3 Benefits. During the Employment Period, Employee shall be entitled to participate, on the same basis and at the same level as other similarly situated employees of the Company, in any group insurance, hospitalization, medical, health, and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Employee shall be entitled to vacation time consistent with the Company’s policies in effect from time to time. The date or dates of such vacations shall be selected by Employee having reasonable regard to the business needs of the Company.

2.4 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Employee shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Company in the performance of his duties hereunder.

3. Employment Period. Employee’s employment under this Agreement shall terminate on the third anniversary of the Employment Commencement Date (as defined in Section 6.12 below) (the “Employment Period”); provided, however, the Employment Period shall be automatically extended on a year-to-year basis, unless thirty (30) days prior to the third anniversary of the Employment Commencement Date, either the Company or Employee provides written notice of non-renewal. If Employee remains employed following the Employment Period, as extended on a year-to-year basis, Employee acknowledges that his employment is for an unspecified duration that constitutes at-will employment, and that either the Company or Employee can terminate such employment at any time, for any reason, with or without notice, subject to the consequences set forth herein.

4. Severance Benefits.

4.1 Termination by the Company for Cause.

(a) If the Company terminates Employee’s employment for Cause, the Company shall have no obligation to Employee other than the payment of Employee’s earned and unpaid Base Salary, accrued but unused vacation, vested accrued benefits under the Company’s ERISA-governed plans and accrued but unreimbursed expenses, subject to the provisions of Section 6.13 (collectively, the “Accrued Obligations”), to the effective date of such termination.

(b) For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i) Employee’s failure to perform his duties, failure to comply with the employment policies of the Company or any affiliate, or a material breach of this Agreement, which are not cured within fifteen (15) business days of written notice to Employee of such failure to comply, which notice must describe the alleged breach in reasonable detail;

(ii) Employee’s commission of any material act of dishonesty, breach of trust or misconduct in connection with performance of employment-related duties; and

(iii) Employee’s conviction of, or pleading guilty or nolo contendere to, any felony or to any crime involving dishonesty, theft or unethical business conduct, or conduct which could impair or injure the Company or its reputation.

4.2 Termination by the Company Without Cause. Employee’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Employee’s employment without Cause during the Employment Period as extended pursuant to Section 3, the Company shall have the following obligations to Employee (but excluding any other obligation to Employee pursuant to this Agreement):

(a) payment of the Accrued Obligations;

(b) the continuation of his Base Salary (at the rate in effect at the time of such termination), as severance, for a period of twelve (12) months (the “Severance Period”), each payment being a separate payment due on the same fixed schedule that the Company follows for its regular payroll, subject to the provisions of Sections 4.4 and 6.13; and

(c) the Company shall pay to Employee, in a lump sum, an amount equivalent to that portion of the health insurance premium that it would have paid for active employees with similar coverage during the Severance Period, subject to the provisions of Sections 4.4 and 6.13. This amount shall be paid to Employee as wages and shall be subject to all required withholding. There is no requirement that the amounts paid pursuant to this subsection be used for the purchase of health insurance or any other purpose; provided, however, that the continuation of such salary and benefits shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 4.1 of this Agreement (including any breach of the restrictive covenants referenced and incorporated in Section 5 below or any similar restrictive covenants to which Employee is bound).

4.3 Termination by Employee for Good Reason. Employee’s employment with the Company may be terminated by Employee for Good Reason, as defined below, provided that within thirty (30) days from the date of the event constituting Good Reason, Employee shall have provided written notice to the Company, which notice shall detail the specific basis for such termination, and the Company shall not have cured the basis for such termination within the thirty (30) day period following such notice. If Employee terminates his employment pursuant to this Section 4.3, Employee shall be entitled to receive the same benefits as if his employment had been terminated by the Company without Cause under Section 4.2 (subject to the provisions and conditions set forth herein). For purpose of this Section 4.3, the term “Good Reason” means any of the following:

(a) a material reduction in Employee’s Base Salary;

(b) a material reduction in Employee’s title or a material reduction in his duties or responsibilities; provided, however, that Employee ceasing to act as President, Engagement Solutions, shall not be deemed to be a material reduction in title or a material reduction in duties or responsibilities;

(c) the relocation of more than 50 miles of Employee’s principal place of employment; or

(d) Employee does not report to the Chief Executive Officer of the Company.

4.4 Release. Employee acknowledges that he must execute and not revoke a release of claims in a form provided by the Company within the time period provided in the release in order to receive the payments and benefits under this Section 4 resulting from Employee’s separation from service. Provided that Employee complies with the foregoing sentence, the payments will begin to be paid on the first payroll date occurring on or after the 60th day following Employee’s separation from service.

5. Restrictive Covenants.

5.1 Trade Secret and Proprietary Information. Employee acknowledges and agrees to those certain covenants set forth in the Trade Secret and Proprietary Information Agreement (the “TSPI Agreement”) set forth as Annex A hereto. The provisions in the TSPI Agreement do not supersede or replace any other confidentiality, non-competition, non-solicitation or similar provisions in any agreement entered into between Employee and the Company or any affiliate thereof, to the extent that such confidentiality, non-competition, non-solicitation or similar provisions are more protective to the Company or any affiliate thereof.

6. Miscellaneous.

6.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Employee makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which Employee is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement. Employee will abide by any agreements that protect proprietary information or any other information of another company while Employee is performing his duties hereunder and after his employment has terminated.

(b) Employee, during his employment, shall use his best efforts to disclose to the Board of Directors and/or the Chief Executive Officer of the Company in writing or by other effective method any bona fide information known by him and not known to the Board of Directors and/or the Chief Executive Officer of the Company that he reasonably believes would have any material negative impact on the Company.

6.2 Entire Agreement. This Agreement, including the TSPI Agreement set forth in Annex A, contains the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

6.3 Notices. Any notice necessary under this Agreement shall be addressed to the General Counsel of the Company at its principal executive office and to the Employee at the address appearing in the personnel records of Company for Employee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any notice shall be deemed effective upon receipt thereof by the addressee or two (2) days after such notice has been mailed, return receipt requested, or sent by a nationally recognized overnight courier service, whichever comes first.

6.4 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof.

6.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without the consent of Employee. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. Employee’s rights or obligations under this Agreement may not be assigned by Employee.

6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.7 Governing Law; Forum. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of Tennessee applicable to contracts executed and to be wholly performed within such State. Any proceeding arising out of or relating to this Agreement shall be brought in the state courts or federal courts in the state of Tennessee and the parties each hereby expressly submit to the personal jurisdiction and venue of such courts.

6.8 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

6.9 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.10 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

6.11 Termination of Existing Agreement. Employee and Change Healthcare Corporation (“CH Corp.”) were parties to that certain Employment Agreement, dated as of July 1, 2011 (the “Existing Agreement). Employee hereby acknowledges and agrees that any and all of the rights and obligations of each of Employee, CH Corp. and the Company arising under the Existing Agreement are hereby terminated.

6.12 Effectiveness. This Agreement shall be effective as of the effective time of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger dated as of November 18, 2014 (the “Merger Agreement”), by and among Emdeon Business Services LLC, Chicago Merger Sub, Inc., CH Corp. and the other parties thereto. For purposes of this Agreement, the term “Employment Commencement Date” shall mean the date on which this Agreement becomes effective pursuant to this Section 6.12.

6.13 Section 409A. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Employee is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Employee pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Employee’s death. Any payments delayed pursuant to this Section 6.13 shall be made in a lump sum on the first day of the seventh month following Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Employee’s death.

Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Treasury Regulation 1.409A-1(h) and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, such amount shall be reimbursed in accordance with Treasury Regulation 1.409A-3(i)(1)(iv), including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A. For the avoidance of doubt, any payment due under this Agreement within a period following Employee’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

By accepting this Agreement, Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to Employee hereunder. Further, by the acceptance of this Agreement, Employee acknowledges that (i) Employee has obtained independent tax advice regarding the application of Section 409A to the payments due to Employee hereunder, (ii) Employee retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to Employee hereunder, and (iii) the Company shall not indemnify or otherwise compensate Employee for any violation of Section 409A that my occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A.

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[signature page of Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHANGE HEALTHCARE OPERATIONS, LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	EVP, General Counsel & Secretary

EMPLOYEE:

/s/ Douglas Ghertner
Douglas Ghertner

ANNEX A

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment by Change Healthcare Operations, LLC, and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

1. Confidentiality.

(a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment arrangement with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement, I will be granted access to valuable information relating to the Company’s business that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs and databases, data analytics (including, but not limited to, processes for detecting payment integrity) and data sets; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans). Trade Secret and Proprietary Information shall also include all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company; provided, however, that, notwithstanding the preceding sentence, all information set forth in subsections (k) and (l) above shall always be treated as Trade Secret and Proprietary Information, and shall not be deemed in the public domain or nonconfidential under any circumstances.

(b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose any such Trade Secret and Proprietary Information to any third person or entity outside the Company, or otherwise use such Trade Secret and Proprietary Information, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

(c) Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

(d) Intellectual Property and Inventions. I acknowledge that all developments and any other intellectual property, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings (collectively referred to as “Developments”) that I, alone or jointly with others, may discover, conceive, create, make, develop, reduce to practice, or acquire at any time during or in connection with my employment with the Company are the sole and exclusive property of the Company. I hereby assign to the Company all rights, titles, and interests in and to all such Developments, and all intellectual property related thereto. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.

(e) Competitive Business. I acknowledge that a business engaged in the same or similar business as the Company shall be a Competitive Business. Thus, “Competitive Business” shall mean any enterprise engaged in providing: (i) revenue and payment cycle management and/or clinical information exchange solutions for healthcare providers (including, without limitation, physicians, hospitals, dentists and pharmacies), patients and payers (including, without limitation, insurance companies, government entities, HMOs, pharmacy benefits management companies and/or self-insured employer groups); (ii) software and/or services for healthcare transaction processing, including, without limitation, healthcare revenue cycle management which enables healthcare providers and health insurance payers to process financial and administrative transactions, (iii) healthcare data aggregation and analytics, including, without limitation, quality analytics and reporting; (iv) member engagement, outreach, care intervention and reporting, including, without limitation, member risk assessment and data validation; and (v) any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged, during the course of my employment, so long as I am directly involved in or otherwise have been granted access to Trade Secret and Proprietary Information related to such business or planned business on behalf of the Company or one of its affiliates.

For purposes of clarity, such healthcare solutions and services shall include, without limitation, (i) clearinghouse, transaction processing and other solutions for the purpose of facilitating financial, administrative or clinical information exchange, (ii) payment and program integrity and fraud, waste and abuse management solutions, (iii) government and charity care program eligibility and enrollment services, (iv) pharmacy benefits administration services, (v) payment processing and distribution solutions (vi) healthcare information technology consulting services and healthcare consulting services and (vii) reconciliation and compliance capabilities relating to management of value-based healthcare payments.

2. Non-Disparagement. The Company has built its reputation and goodwill with customers, vendors and others over many years and at great expense. The Company’s reputation and goodwill are vital Company assets. During and after my employment, I agree not to disparage the Company (or its affiliates) and their respective officers, directors, employees, stockholders, agents, products or business methods/processes in any manner likely to be harmful to them or their business, business reputation or personal reputation.

3. Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information;

(a) during my employment with the Company and for a period of one (1) year after the termination of such employment for any reason (the “Restricted Period”), I will not, without the express written permission of Change Healthcare Operations, LLC, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company;

(b) during the Restricted Period, I will not, without the express written permission of Change Healthcare Operations, LLC, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company whom I serviced, or with whom I otherwise developed a relationship, or of whom I otherwise became aware, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

4. Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information and/or the good will of the Company, during the Restricted Period, I will not (as principal, shareholder, partner, equity participant, sole proprietor, director, officer, agent, employee, consultant, independent contractor or otherwise), anywhere in the United States and Canada, including but not limited to the states and locations in which I have been engaged in the business of the Company, directly or indirectly, without the prior written approval of Change Healthcare Operations, LLC, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company. The Restricted Period shall be extended by the length of any period during which I am in breach of the terms of this paragraph.

5. Company Property. I acknowledge that: (a) all Trade Secret and Proprietary Information; (b) computers, and computer-related hardware and software, cell phones and any other equipment provided to me by the Company; and (c) all documents I create or receive in connection with my employment with the Company, belongs to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.

6. Third-Parties and Goodwill. I acknowledge that all third-parties I service or propose to service while employed by the Company are doing business with the Company and not me personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). I also acknowledge that, by virtue of my employment with the Company, I have gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that I would inevitably have to draw on such information were I to solicit or service any of the third parties on my own behalf or on behalf of a Competitive Business.

7. Injunctive Remedies.

(a) I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

(b) I acknowledge and agree that if I breach or threaten to breach this Agreement, I shall be required to reimburse the Company for all reasonable costs incurred in preventing and remedying such breach or threatened breach, including but not limited to attorneys’ fees.

8. Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, 3, or 4 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

9. Integration. I acknowledge and agree that the covenants in this Agreement do not supersede or replace any other confidentiality, non-competition or non-solicitation agreement entered into with the Company to the extent that such confidentiality, non-competition or non-solicitation agreement is more protective of the business of the Company.

10. Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

11. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

12. Continuation of Employment. This Agreement does not constitute a contract for any specific period of employment or an implied promise to continue my employment or status with the Company; nor does this Agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause.

13. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of Tennessee, without regard to principles of conflict of laws.